Exhibit 99.1

Security holders are Warburg Pincus (Bermuda) Private Equity
VIII, L.P., a Bermuda limited partnership ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P., a Bermuda limited partnership ("WPIP Bermuda") and Warburg Pincus
Netherlands International Partners I, C.V., a Netherlands limited partnership ("WPIP Netherlands I"). Warburg Pincus (Bermuda) Private Equity Ltd., a company incorporated under the laws of Bermuda ("WP VIII Bermuda Ltd. ") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd., a company incorporated under the laws of Bermuda ("WPIP Bermuda Ltd. ") is the sole general partner of WPIP Bermuda. Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), a direct subsidiary of Warburg Pincus
& Co., a New York limited liability company ("WP"), is the sole general partner of WPIP Netherlands I. WP VIII Bermuda,
WPIP Bermuda and WPIP Netherlands I are managed by Warburg
Pincus LLC, a New York limited liability company ("WP LLC").
WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I, WP VIII
Bermuda Ltd., WPIP Bermuda Ltd., WPP LLC, WP and WP LLC are referred to herein as the "Warburg Pincus Entities."

Charles R. Kaye and Joseph P. Landy are each Managing General
Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I, WP VIII Bermuda Ltd., WPIP Bermuda Ltd.,
WPP LLC, WP and WP LLC. Messrs. Kaye and Landy disclaim beneficial ownership of all Common Shares held by WP VIII Bermuda, WPIP
Bermuda and WPIP Netherlands I, except to the extent of any pecuniary interest therein.